Exhibit 99.1

               SUPERVALU REPORTS RECORD THIRD QUARTER NET EARNINGS
                         AND EARNINGS PER SHARE RESULTS

     MINNEAPOLIS, Jan. 11 /PRNewswire-FirstCall/ -- SUPERVALU INC. (NYSE: SVU) today reported results for the third quarter of fiscal 2005, which ended December 4, 2004. The company reported net sales of $4.6 billion compared to $4.7 billion last year, net earnings of $64.9 million compared to $48.6 million last year, and diluted earnings per share of $0.48 compared to $0.36 last year. Included in this year's third quarter results are restructure and other charges of $0.09 diluted earnings per share primarily related to increased liabilities associated with employee benefit related costs from previously exited distribution facilities as well as changes in estimates on exited real estate. Last year's results included restructure and other charges of $0.03 diluted earnings per share primarily associated with employee benefit related costs from previously exited distribution facilities. In addition, last year's third quarter results include costs of approximately $0.16 diluted earnings per share related to several events including an early bond redemption, taxes due for the C&S asset exchange, a strike in St. Louis, and the exit of Denver-based operations.

     Jeff Noddle, SUPERVALU chairman and chief executive officer said, "We achieved record third quarter performance in both reported net earnings and reported earnings per share even inclusive of the charges absorbed in the quarter. I am pleased with the strong operating performance achieved in both our retail and distribution businesses. In addition, our recent agreement to acquire Total Logistics, Inc. will establish a sizable foothold in third party logistics and continue to support SUPERVALU's ongoing momentum. Our tradition of fresh thinking continues to provide innovative platforms for success."

     For the first 40 weeks of fiscal 2005, the company reported net sales of $15.0 billion compared to $15.2 billion last year, net earnings of $292.9 million compared to $184.5 million last year, and diluted earnings per share of $2.14 compared to $1.37 last year. Diluted earnings per share for the first 40 weeks of fiscal 2005 includes $0.50 diluted earnings per share impact from the net after-tax gain on the sale of the company's minority interest in WinCo Foods, Inc (WinCo). Also included in the first 40 weeks of fiscal 2005 and fiscal 2004 is $0.12 and $0.05 diluted earnings per share, respectively, of restructure and other charges related to increased liabilities associated with employee benefit related costs from previously exited distribution facilities as well as changes in estimates on exited real estate.

     Retail Food Segment - Third quarter retail net sales were $2.4 billion, flat compared to last year's third quarter reflecting new-store growth and recovery from last year's strike in St. Louis, that was substantially offset by store closures including the Denver store disposition. Comparable store sales performance for the quarter was negative 0.4 percent, reflecting the soft consumer environment, the impact of hurricanes and comparison against strong comparable sales increases of 3.0 percent last year. When adjusted for in-market expansion, third quarter comparable sales performance was positive 0.3 percent. When compared to last year's strong comparable sales performance, Save-A-Lot's comparable store sales in the quarter were slightly negative, primarily as a result of three hurricanes, which affected approximately 20 percent of the company-operated stores. Total retail square footage, including licensed stores, increased by approximately 4.5 percent from last year's third quarter, with Save-A-Lot's retail square footage growing 6.8 percent.

     New store activity since last year's third quarter, including licensed stores, resulted in 72 net new stores, opened and acquired, reflecting a net 68 Save-A-Lot combination stores (grocery and general merchandise) and a net four new regional banner stores for a total of 1,540 stores at the end of the third quarter. As of December 4, 2004, Save-A-Lot operated 1,279 stores, of which 435 stores are combination stores compared to 163 combination stores at the end of last year's third quarter.

     Retail reported record operating earnings for the third quarter of $101.3 million, representing an increase of 21.4 percent, compared to $83.4 million in last year's third quarter. Reported operating earnings as a percent of sales were 4.2 percent, also a third quarter record, compared to 3.5 percent in last year's third quarter, an increase of 70 basis points. Operating margin reflects this year's strong merchandising programs, the absence of the Denver market exit expenses in the prior year, and the recovery from last year's 28-day strike in the company's St. Louis Shop 'n Save stores, offset in part by the absence of non-cash earnings from its minority interest in WinCo, sold in the first quarter of the current fiscal year.

     Food Distribution Segment - Third quarter distribution net sales were $2.1 billion, a decrease of 8.5 percent compared to last year's third quarter, reflecting new business growth of approximately four percent, offset primarily by customer attrition including the previously announced transition of a retailer in the Pacific Northwest and last year's asset exchange with C&S Wholesale Grocers.

     Reported distribution operating earnings for the third quarter were $59.5 million compared to $60.9 million in last year's third quarter. Reported operating earnings as a percent of sales were 2.8 percent, a record operating margin rate, compared to 2.6 percent in last year's third quarter, an increase of 20 basis points. Operating results reflect customer mix including the continued benefits of volume throughput in the company's Midwestern facilities and ongoing cost containment efforts.

     Outlook
     SUPERVALU's diluted earnings per share guidance for the fiscal year ending February 26, 2005 is a range of $2.75 to $2.80 which includes the after-tax $0.50 diluted earnings per share gain on the sale of the company's minority interest in WinCo and $0.12 diluted earnings per share of restructure and other charges absorbed through the first three quarters of fiscal 2005. The fiscal 2005 guidance reflects a fourth quarter diluted earnings per share range of $0.61 to $0.66. Previous fiscal 2005 diluted earnings per share guidance had been $2.80 to $2.90 per share, which included the $0.50 diluted earnings per share gain on the sale of the company's minority interest in WinCo and $0.03 diluted earnings per share of restructure and other charges. The fiscal 2005 diluted earnings per share guidance range has not been updated to reflect the fourth quarter adoption of EITF 04-08 relating to contingently convertible debt. The company plans to provide fiscal 2006 earnings guidance in conjunction with or before the release of its fourth quarter earnings results in April, 2005.

     Noddle added, "With our strong retail strategy and merchandising programs, excellent execution across our logistics operation, and the anticipated successful completion of our agreement to acquire Total Logistics, Inc., SUPERVALU is well-positioned for continued success."

     SUPERVALU's outlook for fiscal 2005 reflects general business assumptions, including:

     * Consumer spending will continue to be pressured by food inflation and higher fuel prices.
     * Comparable store sales, reflecting planned in-market store expansion, are expected to be slightly positive for the year.
     * Employee-related costs, including health and welfare and pension costs, are expected to increase at a moderating pace.
     * SUPERVALU's store development plans in fiscal 2005, exclusive of store closings, include approximately 100 new extreme value food combination stores, approximately 80 extreme value company-owned store conversions to extreme value combination stores, seven to nine new regional banner stores, and approximately 40 regional banner major and minor remodels.
     * Annual distribution sales attrition is trending above the company's historical range of two to four percent and is currently estimated to be approximately seven percent in fiscal 2005 due to three large customer transitions during the year to other suppliers.
     * Fiscal 2005 total capital spending between $350 and $375 million, including approximately $60 million in capital leases.

     Recent News
     In a separate announcement last week, the company announced an agreement to acquire Total Logistics, Inc. (TLCX), an industry-leading national provider of integrated third-party logistics services. The approximately $233 million acquisition, if successful, will establish an important foothold for SUPERVALU in third party logistics. The company expects to close on the transaction in February.

     Other Items
     Third quarter results include restructure and other charges of $20.3 million pretax compared to prior year of $7.2 million pretax, reflecting charges for employee benefit related costs from previously exited distribution facilities as well as changes in estimates on exited real estate.

     General corporate expense for the third quarter was $14.0 million, an increase from $9.7 million last year primarily reflecting incentive related expenses. Net interest expense during the third quarter was $23.5 million compared to $37.9 million last year. Lower net interest expense reflects lower debt levels and a strong cash balance. SUPERVALU has reduced total debt balances by approximately $250 million in the past twelve months.

     Total debt to capital was 41.0 percent at the end of third quarter compared to 46.7 percent at fiscal 2004 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity.

     Capital spending during the quarter was $85.1 million, including $25.6 million in capital leases, primarily funding retail store expansion, store remodeling, and technology enhancements.

     Cash on hand at the end of the third quarter was approximately $360 million, up from $280 million at fiscal year end, reflecting strong cash flow, timing of tax payments and lower than expected capital spending levels. SUPERVALU's available cash balances will be utilized to purchase Total Logistics, Inc. The effective tax rate for third quarter was 37.0 percent compared to 45.7 percent last year which reflected $7.6 million of taxes due on the C&S asset exchange.

     Effective in SUPERVALU's fourth quarter, the company will adopt the impact of the Emerging Issues Task Force No. 04-08 (EITF) of the Financial Accounting Standards Board (FASB) entitled, "The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share". Under the EITF, net earnings and diluted shares outstanding, used only for diluted earnings per share calculations, would be restated for the current and prior years using the if-converted method of accounting to reflect the contingent issuance of 7.8 million shares under the company's outstanding, contingently convertible zero-coupon debentures, which were issued in November 2001. In fiscal 2005, the estimated annual impact of EITF No. 04-08 would be to reduce diluted earnings per share by approximately $0.10 and excluding the gain on the sale of WinCo, diluted earnings per share would be reduced by approximately $0.08. The effect of the restatement on fiscal 2004 and 2003 would be to reduce diluted earnings per share by $0.06 and $0.05, respectively.

     Diluted weighted average shares outstanding in the quarter were 136.2 million shares. As of December 4, 2004, SUPERVALU had 134.7 million shares outstanding.

     A conference call to review the third quarter results is scheduled for today at 9:00 a.m. (CST). A live Web cast of the call will be available at http://www.supervalu.com. An archive of the call is accessible via telephone by dialing (630) 652-3041 with pass code 10597609, and through the company's Web site at http://www.supervalu.com. The conference call archive will be available through January 25, 2005.

     As of December 4, 2004, SUPERVALU's retail store network consists of 1,540 stores in 39 states, including 1,279 Save-A-Lot extreme value stores - 409 owned Save-A-Lot stores, 870 licensed Save-A-Lot stores; 261 regional banner stores including Cub Foods, Shop 'n Save, Shoppers Food and Pharmacy, bigg's, Farm Fresh, Scott's Foods and Hornbacher's stores. SUPERVALU serves as primary supplier to approximately 2,300 stores and SUPERVALU's own regional banner store network of 261 stores, while serving as secondary supplier to approximately 600 stores.

     About SUPERVALU
     Celebrating its 135th year of fresh thinking, SUPERVALU INC., a Fortune

100 company, is one of the largest companies in the United States grocery channel. With annual revenues of approximately $20 billion, SUPERVALU holds leading market share positions across the U.S. with its more than 1,500 retail grocery locations, including licensed Save-A-Lot locations. With its Save-A-Lot format, the company holds the number one market position in the extreme value grocery retail sector. Through SUPERVALU's geographically diverse distribution network, the company provides distribution and related logistics support services to nearly 4,500 grocery retailers across the nation. In addition, SUPERVALU's third-party logistics business provides end-to-end supply chain management solutions that deliver value for manufacturers, consumer products retailers and food service customers. SUPERVALU currently has more than 55,000 employees. For more information about SUPERVALU visit http://www.supervalu.com.

     The statements contained in this news release that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors relating to the company's business in general, could cause results to differ materially from those anticipated by such forward-looking statements. These include the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company's food distribution operations and to control food distribution costs, the ability of the company to grow through acquisitions and assimilate the acquired entities, increases in employee benefit costs, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affect consumer behavior, other risk factors inherent in the food distribution and retail businesses, and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

     In addition to the foregoing, the company's recently announced agreement to acquire Total Logistics, Inc. is subject to certain risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material or adverse. Factors that could produce such a variation include, but are not limited to, the following: the possible inability to complete the Total Logistics, Inc. acquisition; the risks and uncertainties associated with successfully integrating the two companies; the ability to retain key personnel; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the company's control; developments in the demand for each companies' products and services; relationships with major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors.

SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company's net sales and earnings.
(In thousands)

                                         Third Quarter (12 weeks) ended
                                                   (unaudited)
                                         -------------------------------
                                          Dec. 4, 2004     Nov. 29, 2003
                                         --------------   --------------
Net sales
Retail Food                              $    2,430,240   $    2,417,853
  % of total                                       53.4%            51.0%
Food Distribution                             2,124,882        2,321,130
  % of total                                       46.6%            49.0%
Total net sales                          $    4,555,122   $    4,738,983
Earnings                                          100.0%           100.0%
Retail Food operating earnings           $      101,260   $       83,418
  % of sales                                        4.2%             3.5%
Food Distribution operating earnings             59,546           60,908
  % of sales                                        2.8%             2.6%
Subtotal                                        160,806          144,326
  % of sales                                        3.5%             3.0%
General corporate expense                       (13,991)          (9,730)
Restructure and other charges                   (20,276)          (7,154)
Total operating earnings                        126,539          127,442
  % of sales                                        2.8%             2.7%
Interest expense                                (29,072)         (42,121)
Interest income                                   5,617            4,226
Earnings before income taxes                    103,084           89,547
Income tax expense                              (38,141)         (40,931)
Net earnings                             $       64,943   $       48,616

NOTE 1:
  Pretax LIFO expense                    $        1,389   $        2,051

NOTE 2:
  Pretax depreciation and amortization
    Retail Food Segment                  $       45,667   $       42,570
    Food Distribution Segment                    23,968           25,554
    General Corporate                                50              440
    Total Company                        $       69,685   $       68,564

SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company's net sales and earnings.
(In thousands)

                                          Year-to-date (40 weeks) ended
                                                   (unaudited)
                                         -------------------------------
                                          Dec. 4, 2004     Nov. 29, 2003
                                         --------------   --------------
Net sales
Retail Food                              $    7,995,610   $    7,759,895
  % of total                                       53.5%            51.2%
Food Distribution                             6,957,124        7,406,025
  % of total                                       46.5%            48.8%
Total net sales                          $   14,952,734   $   15,165,920
Earnings                                          100.0%           100.0%
Retail Food operating earnings           $      335,321   $      305,954
  % of sales                                        4.2%             3.9%
Food Distribution operating earnings            175,194          166,515
  % of sales                                        2.5%             2.2%
Subtotal                                        510,515          472,469
  % of sales                                        3.4%             3.1%
General corporate expense                       (37,923)         (40,479)
Gain on sale of WinCo Foods, Inc.               109,238                -
Restructure and other charges                   (26,416)         (10,601)
Total operating earnings                        555,414          421,389
  % of sales                                        3.7%             2.8%
Interest expense                               (106,945)        (129,249)
Interest income                                  17,303           13,983
Earnings before income taxes                    465,772          306,123
Income tax expense                             (172,882)        (121,605)
Net earnings                             $      292,890   $      184,518

NOTE 1:
  Pretax LIFO expense                    $        7,033   $        4,573

NOTE 2:
  Pretax depreciation and amortization
    Retail Food Segment                  $      150,228   $      135,213
    Food Distribution Segment                    81,908           91,189
    General Corporate                               521            1,451
    Total Company                        $      232,657   $      227,853

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries
(In thousands, except per share data)

                                                    Third Quarter (12 weeks) ended
                                                             (unaudited)
                                    -------------------------------------------------------------
                                                        % of                            % of
                                    Dec. 4, 2004        sales       Nov. 29, 2003       sales
                                    -------------   -------------   -------------   -------------
Net sales                           $   4,555,122           100.0%      4,738,983           100.0%
Costs and expenses:
  Cost of sales                         3,894,925            85.5%      4,093,353            86.4%
  Selling and administrative
   expenses                               513,382            11.3%        511,034            10.8%
  Restructure and other charges            20,276             0.4%          7,154             0.1%
  Interest
    Interest expense                       29,072             0.6%         42,121             0.9%
    Interest income                         5,617             0.1%          4,226             0.1%
      Interest expense, net                23,455             0.5%         37,895             0.8%
        Total costs and
         expenses                       4,452,038            97.7%      4,649,436            98.1%
Earnings before income taxes              103,084             2.3%         89,547             1.9%
Income tax expense                         38,141             0.9%         40,931             0.9%
Net earnings                        $      64,943             1.4%         48,616             1.0%
Net earnings per common share -
 basic                              $        0.48                   $        0.36
Net earnings per common share -
 diluted                            $        0.48                   $        0.36
Weighted average number of common
 shares outstanding
    Basic                                 134,343                         133,983
    Diluted                               136,240                         135,862
Dividends declared per common
 share                              $      0.1525                   $      0.1450

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries
(In thousands, except per share data)

                                                    Year-to-date (40 weeks) ended
                                                             (unaudited)
                                    -------------------------------------------------------------
                                                        % of                            % of
                                    Dec. 4, 2004        sales       Nov. 29, 2003       sales
                                    -------------   -------------   -------------   -------------
Net sales                           $  14,952,734           100.0%  $  15,165,920           100.0%
Costs and expenses:
  Cost of sales                        12,792,362            85.5%     13,082,296            86.3%
  Selling and administrative
   expenses                             1,687,780            11.3%      1,651,634            10.9%
  Gain on sale of WinCo
  Foods, Inc.                             109,238             0.7%              -               -
  Restructure and other
  charges                                  26,416             0.2%         10,601             0.1%
  Interest
    Interest expense                      106,945             0.7%        129,249             0.8%
    Interest income                        17,303             0.1%         13,983             0.1%
      Interest expense, net                89,642             0.6%        115,266             0.7%
        Total costs and
         expenses                      14,486,962            96.9%     14,859,797            98.0%
Earnings before income taxes              465,772             3.1%        306,123             2.0%
Income tax expense                        172,882             1.2%        121,605             0.8%
Net earnings                        $     292,890             1.9%  $     184,518             1.2%
Net earnings per common share
 - basic                            $        2.17                   $        1.38
Net earnings per common share
 - diluted                          $        2.14                   $        1.37
Weighted average number of
 common shares outstanding
    Basic                                 134,970                         133,848
    Diluted                               137,015                         135,069
Dividends declared per common
 share                              $      0.4500                   $      0.4325

CONDENSED CONSOLIDATED BALANCE SHEETS

SUPERVALU INC. and Subsidiaries
(In thousands)

                                        Third Quarter     Fiscal Year
                                         (unaudited)         End
                                         November 4,     February 28,
                                            2004             2004
                                        -------------   --------------
Assets
Current Assets
  Cash and cash equivalents             $     371,284   $     291,956
  Receivables, net                            413,103         447,872
  Inventories, net                          1,280,194       1,078,343
  Other current assets                         90,054         218,996
    Total current assets                    2,154,635       2,037,167
Long-term receivables, net                    101,340         129,729
Property, plant and equipment, net          2,116,808       2,134,436
Other Assets
  Goodwill                                  1,557,057       1,557,057
  Other                                       236,213         294,624
Total assets                            $   6,166,053   $   6,153,013
Liabilities and Stockholders' Equity
Current Liabilities
  Accounts payable                          1,141,995       1,068,788
  Current debt and obligations
   under capital leases                        89,802         305,944
  Other current liabilities                   459,471         464,047
    Total current liabilities               1,691,268       1,838,779
Long-term debt and obligations under
 capital leases                             1,596,078       1,633,721
Other liabilities and deferred income
 taxes                                        454,432         470,939
Total stockholders' equity                  2,424,275       2,209,574
Total liabilities and stockholders'
 equity                                 $   6,166,053   $   6,153,013

SOURCE SUPERVALU INC.
        -0-                              01/11/2005
        /CONTACT: INVESTORS, Yolanda Scharton, +1-952-828-4540, yolanda.scharton@supervalu.com; or MEDIA, Lynne High, +1-952-828-4515, lynne.high@supervalu.com, both of SUPERVALU INC. /
        /First Call Analyst: /
        /FCMN Contact: dave.r.heinsch@supervalu.com /
        /Web site: http://www.supervalu.com